Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER REPORTS SECOND QUARTER 2023 RESULTS

Net Income of $0.13 Per Diluted Share

Normalized FFO of $0.32 Per Diluted Share

Completed the Off-Market, Mixed-Use Acquisition of The Interlock in Atlanta's West Midtown

Announced $50 Million Common and Preferred Stock Repurchase Program

Maintained 2023 Full-Year Normalized FFO Guidance Range of $1.23 to $1.27 Per Diluted Share

VIRGINIA BEACH, VA, August 3, 2023 – Armada Hoffler Properties, Inc. (NYSE: AHH) today announced its results for the quarter ended June 30, 2023 and provided an update on current events.

Second Quarter and Recent Highlights:

•Net income attributable to common stockholders and OP Unit holders of $11.7 million, or $0.13 per diluted share, compared to $27.8 million, or $0.31 per diluted share, for the three months ended June 30, 2022.

•Funds from operations attributable to common stockholders and OP Unit holders ("FFO") of $31.4 million, or $0.35 per diluted share, compared to $27.0 million, or $0.31 per diluted share, for the three months ended June 30, 2022. See "Non-GAAP Financial Measures."

•Normalized funds from operations attributable to common stockholders and OP Unit holders ("Normalized FFO") of $28.3 million, or $0.32 per diluted share, compared to $26.2 million, or $0.30 per diluted share, for the three months ended June 30, 2022.

•Maintained the Company's previous guidance range for 2023 full-year Normalized FFO of $1.23 to $1.27 per diluted share.

•Completed the previously announced $215 million acquisition of The Interlock, a 311,000 square foot Class A commercial mixed-use asset in Atlanta's West Midtown anchored by Georgia Tech.

•Announced the authorization of the repurchase of up to $50 million of the Company's shares of common stock and Series A preferred stock under a newly established share repurchase program.

•Maintained a 97% weighted average portfolio occupancy as of June 30, 2023. Multifamily occupancy was 96%, office occupancy was 96%, and retail occupancy was 98%.

•Second quarter commercial lease renewal spreads increased 8.9% on a GAAP basis and 7.3% on a cash basis.

•Same Store NOI increased 4.8% on a GAAP basis and 2.9% on a cash basis compared to the quarter ended June 30, 2022:
◦Multifamily Same Store NOI increased 4.3% on a GAAP basis and 3.6% on a cash basis.
◦Office Same Store NOI increased 1.3% on a GAAP basis and 2.0% on a cash basis.
◦Retail Same Store NOI increased 7.5% on a GAAP basis and 3.1% on a cash basis.

•Committed an aggregate of $75 million of new investments across three ground-up multifamily development projects located in the Atlanta and Coastal Virginia markets.

•Third-party construction backlog as of June 30, 2023 was $593 million and construction gross profit for the second quarter was $3.5 million.

•Commemorated the topping out of T. Rowe Price's new global headquarters building in Harbor Point, with completion anticipated in the third quarter of 2024.

“For years, we have been describing the advantages of our business model. Vertical integration of the development process, asset class diversification, mixed-use environments, and best-in-class properties, are all important factors in our platform as well as our value proposition,” said Louis Haddad, President & CEO of Armada Hoffler. “This approach to real estate, 44 years in the making, has produced substantial growth over the last 10 years. Since Armada Hoffler's IPO in 2013, we have increased our asset base over five times, expanded our market cap nearly four times, doubled our earnings per share, and perhaps most importantly to investors, outperformed the REIT index on a total shareholder return basis over the same period.”

Financial Results

Net income attributable to common stockholders and OP Unit holders for the second quarter decreased to $11.7 million compared to $27.8 million for the second quarter of 2022. The period-over-period change was primarily due to gains recognized on dispositions in the second quarter of 2022. The decrease was partially offset by an increase in property operating income due to acquisitions and developments and higher general contracting gross profit.

FFO attributable to common stockholders and OP Unit holders for the second quarter increased to $31.4 million compared to $27.0 million for the second quarter of 2022. Normalized FFO attributable to common stockholders and OP Unit holders for the second quarter increased to $28.3 million compared to $26.2 million for the second quarter of 2022. The period-over-period increases in FFO and Normalized FFO were due to an increase in property operating income due to acquisitions and developments and higher general contracting gross profit. These increases were partially offset by higher interest expense.

Operating Performance

At the end of the second quarter, the Company’s office, retail, and multifamily stabilized operating property portfolios were 96.2%, 98.2%, and 96.2% occupied, respectively.

Total construction contract backlog was $592.8 million as of June 30, 2023.

Interest income from real estate financing investments was $3.2 million for the three months ended June 30, 2023.

Balance Sheet and Financing Activity

As of June 30, 2023, the Company had $1.3 billion of total debt outstanding, including $149.0 million outstanding under its revolving credit facility. Total debt outstanding excludes GAAP adjustments and deferred financing costs. Approximately 68% of the Company’s debt had fixed interest rates or was subject to interest rate swaps as of June 30, 2023. The Company’s debt was 100% fixed or economically hedged as of June 30, 2023 after considering interest rate caps.

Outlook

The Company maintained its 2023 full-year Normalized FFO guidance range at the Company's previous guidance range of $1.23 to $1.27 per diluted share. The following table updates the Company's assumptions underpinning its full-year guidance. The Company's executive management will provide further details regarding its 2023 earnings guidance during today's webcast and conference call.

Full-year 2023 Guidance [1]	Expected Ranges
Portfolio NOI	$161.1M	$161.9M
Construction Segment Gross Profit	$11.8M	$12.8M
G&A Expenses	$17.6M	$18.3M
Interest Income	$14.2M	$14.6M
Interest Expense[2]	$47.2M	$47.9M
Normalized FFO per diluted share	$1.23	$1.27

[1] Ranges exclude certain items per Company's Normalized FFO definition: Normalized FFO excludes certain items, including debt extinguishment losses, acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives, provision for non-cash unrealized credit losses, certain costs for interest rate caps designated as cash flow hedges, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items. See "Non-GAAP Financial Measures." The Company does not provide a reconciliation for its guidance range of Normalized FFO per diluted share to net income per diluted share, the most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimate of reconciling items and the information is not available without unreasonable effort as a result of the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income per diluted share. For the same reasons, the Company is unable to address the probable significance of the unavailable information and believes that providing a reconciliation for its guidance range of Normalized FFO per diluted share would imply a degree of precision for its forward-looking net income per diluted share that could be misleading to investors.
[2] Includes the interest expense on finance leases and interest receipts of non-designated derivatives.

Supplemental Financial Information

Further details regarding operating results, properties, and leasing statistics can be found in the Company’s supplemental financial package available on the Investors page at ArmadaHoffler.com.

Webcast and Conference Call

The Company will host a webcast and conference call on Thursday, August 3, 2023 at 8:30 a.m. Eastern Time to review financial results and discuss recent events. The live webcast will be available through the Investors page of the Company’s website, ArmadaHoffler.com. To participate in the call, please dial (+1) 888 396 8049 (toll-free dial-in number) or (+1) 416 764 8646 (toll dial-in number). The conference ID is 79880370. A replay of the conference call will be available through Sunday, September 3, 2023 by dialing (+1) 877 674 7070 (toll-free dial-in number) or (+1) 416 764 8692 (toll dial-in number) and providing passcode 880370#.

About Armada Hoffler Properties, Inc.

Armada Hoffler (NYSE:AHH) is a vertically integrated, self-managed real estate investment trust with over four decades of experience developing, building, acquiring, and managing high-quality multifamily, office, and retail properties located primarily in the Mid-Atlantic and Southeastern United States. The Company also provides general construction and development services to third-party clients, in addition to developing and building properties to be placed in their stabilized portfolio. Founded in 1979 by Daniel A. Hoffler, Armada Hoffler has elected to be taxed as a REIT for U.S. federal income tax purposes. For more information visit ArmadaHoffler.com.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company's mezzanine program, the Company’s construction and development business, including backlog and timing of deliveries and estimated costs, financing activities, as well as acquisitions, dispositions, and the Company’s financial outlook, guidance, and expectations. Forward-looking statement depend on assumptions, data or methods which may be incorrect or imprecise, and the Company may not be able to realize any forward-looking statement. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and the other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions, or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines FFO as net income (loss) (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains or losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

FFO is a supplemental non-GAAP financial measure. The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the Nareit definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or service indebtedness. Also, FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Management also believes that the computation of FFO in accordance with Nareit’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, debt extinguishment losses and prepayment penalties, impairment and accelerated amortization of intangible assets and liabilities, property acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives not designated as cash flow hedges, amortization of payments made to purchase interest rate caps designated as cash flow hedges, provision for unrealized non-cash credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items. Other equity REITs may not calculate Normalized FFO in the same manner as we do, and, accordingly, our Normalized FFO may not be comparable to such other REITs' Normalized FFO.

NOI is the measure used by the Company’s chief operating decision-maker to assess segment performance. The Company calculates NOI as property revenues (base rent, expense reimbursements, termination fees and other revenue) less property expenses (rental expenses and real estate taxes). NOI is not a measure of operating income or cash flows from operating activities as measured in accordance with GAAP and is not indicative of cash available to fund cash needs. As a result, NOI should not be considered an alternative to cash flows as a measure of liquidity. Not all companies calculate NOI in the same manner. The Company considers NOI to be an appropriate supplemental measure to net income because it assists both investors and management in understanding the core operations of the Company’s real estate and construction businesses. To calculate NOI on a cash basis, we adjust NOI to exclude the net effects of straight line rent and the amortization of lease incentives and above/below market rents.

For reference, as an aid in understanding the Company’s computation of NOI, NOI Cash Basis, FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to NOI, NOI Cash Basis, FFO and Normalized FFO has been included further in this release.

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	June 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Real estate investments:
Income producing property	$2,083,488	$1,884,214
Held for development	6,294	6,294
Construction in progress	76,866	53,067
	2,166,648	1,943,575
Accumulated depreciation	(359,229)	(329,963)
Net real estate investments	1,807,419	1,613,612
Cash and cash equivalents	34,054	48,139
Restricted cash	2,043	3,726
Accounts receivable, net	41,431	39,186
Notes receivable, net	60,095	136,039
Construction receivables, including retentions, net	93,880	70,822
Construction contract costs and estimated earnings in excess of billings	406	342
Equity method investments	102,371	71,983
Operating lease right-of-use assets	23,218	23,350
Finance lease right-of-use assets	92,994	45,878
Acquired lease intangible assets	131,181	103,870
Other assets	81,962	85,363
Total Assets	$2,471,054	$2,242,310
LIABILITIES AND EQUITY
Indebtedness, net	$1,264,643	$1,068,261
Accounts payable and accrued liabilities	24,263	26,839
Construction payables, including retentions	102,377	93,472
Billings in excess of construction contract costs and estimated earnings	18,311	17,515
Operating lease liabilities	31,611	31,677
Finance lease liabilities	93,214	46,477
Other liabilities	54,973	54,055
Total Liabilities	1,589,392	1,338,296
Total Equity	881,662	904,014
Total Liabilities and Equity	$2,471,054	$2,242,310

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(Unaudited)
Revenues
Rental revenues	$59,951	$55,224	$116,169	$109,859
General contracting and real estate services revenues	102,574	45,273	186,812	69,923
Interest income	3,414	3,352	7,133	6,920
Total revenues	165,939	103,849	310,114	186,702
Expenses
Rental expenses	13,676	12,685	26,636	25,354
Real estate taxes	5,631	5,837	11,043	11,241
General contracting and real estate services expenses	99,071	43,418	180,241	67,239
Depreciation and amortization	19,878	18,781	38,346	37,338
Amortization of right-of-use assets - finance leases	347	277	624	555
General and administrative expenses	4,052	3,617	9,500	8,325
Acquisition, development and other pursuit costs	18	26	18	37
Impairment charges	—	286	102	333
Total expenses	142,673	84,927	266,510	150,422
Gain on real estate dispositions, net	511	19,493	511	19,493
Operating income	23,777	38,415	44,115	55,773
Interest expense	(13,629)	(9,371)	(25,931)	(18,402)
Loss on extinguishment of debt	—	(618)	—	(776)
Change in fair value of derivatives and other	5,005	2,548	2,558	6,730
Unrealized credit loss provision	(100)	(295)	(177)	(900)
Other income (expense), net	168	68	261	297
Income before taxes	15,221	30,747	20,826	42,722
Income tax (provision) benefit	(336)	20	(524)	321
Net income	14,885	30,767	20,302	43,043
Net income attributable to noncontrolling interests in investment entities	(269)	(128)	(423)	(228)
Preferred stock dividends	(2,887)	(2,887)	(5,774)	(5,774)
Net income attributable to common stockholders and OP Unitholders	$11,729	$27,752	$14,105	$37,041

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO FFO & NORMALIZED FFO
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(Unaudited)
Net income attributable to common stockholders and OP Unitholders	$11,729	$27,752	$14,105	$37,041
Depreciation and amortization (1)	19,655	18,509	37,900	36,794
Gain on operating real estate dispositions, net (2)	—	(19,493)	—	(19,493)
Impairment of real estate assets	—	201	—	201
FFO attributable to common stockholders and OP Unitholders	31,384	26,969	$52,005	$54,543
Acquisition, development and other pursuit costs	18	26	18	37
Accelerated amortization of intangible assets and liabilities	(722)	85	(620)	132
Loss on extinguishment of debt	—	618	—	776
Unrealized credit loss provision	100	295	177	900
Amortization of right-of-use assets - finance leases	347	277	624	555
Decrease (Increase) in fair value of derivatives not designated as cash flow hedges	(4,297)	(2,548)	(490)	(6,730)
Amortization of interest rate derivatives on designated cash flow hedges	1,471	481	3,085	523
Normalized FFO available to common stockholders and OP Unitholders	$28,301	$26,203	$54,799	$50,736
Net income attributable to common stockholders and OP Unitholders per diluted share and unit	$0.13	$0.31	$0.16	$0.42
FFO attributable to common stockholders and OP Unitholders per diluted share and unit	$0.35	$0.31	$0.59	$0.62
Normalized FFO attributable to common stockholders and OP Unitholders per diluted share and unit	$0.32	$0.30	$0.62	$0.58
Weighted average common shares and units - diluted	88,724	88,331	88,562	88,042
________________________________________

(1) The adjustment for depreciation and amortization for the three and six months ended June 30, 2023 exclude $0.2 million and $0.4 million, respectively, of depreciation attributable to our joint venture partners. The adjustment for depreciation and amortization for the three and six months ended June 30, 2022 excludes $0.3 million and $0.5 million, respectively, of depreciation attributable to our joint venture partners.
(2) The adjustment for gain on operating real estate dispositions for each of the three and six months ended June 30, 2023 excludes $0.5 million for the gain on disposition of a non-operating parcel at Market at Mill Creek.

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO SAME STORE NOI, CASH BASIS
(in thousands) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Office Same Store(1)
Same Store NOI, Cash Basis	$10,342	$10,143	$12,971	$13,163
GAAP Adjustments (2)	924	980	262	124
Same Store NOI	11,266	11,123	13,233	13,287
Non-Same Store NOI (3)	1,818	556	12,227	9,771
Segment NOI	13,084	11,679	25,460	23,058

Retail Same Store (4)
Same Store NOI, Cash Basis	15,535	15,062	31,192	29,711
GAAP Adjustments (2)	1,617	900	2,424	1,941
Same Store NOI	17,152	15,962	33,616	31,652
Non-Same Store NOI (3)	1,260	(22)	1,463	(21)
Segment NOI	18,412	15,940	35,079	31,631

Multifamily Same Store (5)
Same Store NOI, Cash Basis	7,312	7,055	13,725	13,146
GAAP Adjustments (2)	261	208	488	425
Same Store NOI	7,573	7,263	14,213	13,571
Non-Same Store NOI (3)	1,575	1,820	3,738	5,004
Segment NOI	9,148	9,083	17,951	18,575

Total Property NOI	40,644	36,702	78,490	73,264

General contracting & real estate services gross profit	3,503	1,855	6,571	2,684
Real estate financing gross profit	2,416	2,422	4,855	5,056
Interest income(6)	189	113	372	222
Depreciation and amortization	(19,878)	(18,781)	(38,346)	(37,338)
Amortization of right-of-use assets - finance leases	(347)	(277)	(624)	(555)
General and administrative expenses	(4,052)	(3,617)	(9,500)	(8,325)
Acquisition, development and other pursuit costs	(18)	(26)	(18)	(37)
Impairment charges	—	(286)	(102)	(333)
Gain on real estate dispositions, net	511	19,493	511	19,493
Interest expense(7)	(12,820)	(8,554)	(24,025)	(16,760)
Loss on extinguishment of debt	—	(618)	—	(776)
Change in fair value of derivatives and other	5,005	2,548	2,558	6,730
Unrealized credit loss provision	(100)	(295)	(177)	(900)
Other income (expense), net	168	68	261	297
Income tax (provision) benefit	(336)	20	(524)	321
Net income	14,885	30,767	20,302	43,043

Net income attributable to noncontrolling interests in investment entities	(269)	(128)	(423)	(228)
Preferred stock dividends	(2,887)	(2,887)	(5,774)	(5,774)
Net income attributable to AHH and OP unitholders	$11,729	$27,752	$14,105	$37,041
________________________________________

(1) Office same-store portfolio excludes Wills Wharf and The Interlock Office for the three and six months ended June 30, 2023 and 2022. Office same-store portfolio also excludes Constellation Office for the six months ended June 30, 2023 and 2022.

(2) GAAP Adjustments include adjustments for straight-line rent, termination fees, deferred rent, recoveries of deferred rent, and amortization of lease incentives.
(3) Includes expenses associated with the Company's in-house asset management division.
(4) Retail same-store portfolio excludes Town Center Pembroke and The Interlock Retail for the three months ended June 30, 2023 and 2022.
(5) Multifamily same-store portfolio excludes The Everly, 1305 Dock Street, and Chronicle Mill.for the three and six months ended June 30, 2023 and 2022. Multifamily same-store portfolio also excludes 1305 Dock Street for the six months ended June 30, 2023 and 2022.

(6) Excludes real estate financing segment interest income.
(7) Excludes real estate financing segment interest expense.

Contact:

Chelsea Forrest
Armada Hoffler
Director of Corporate Communications and Investor Relations
Email: CForrest@ArmadaHoffler.com
Phone: (757) 612-4248